Exhibit 16.1

August 31, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated August 31, 2017 of Datasea Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal.

Very truly yours,

/s/Anton & Chia, LLP

Anton & Chia LLP

Newport Beach, CA